      As filed with the Securities and Exchange Commission on October 13, 2000
                                                      Registration No. 333-38668
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       NEUROBIOLOGICAL TECHNOLOGIES, INC.
           (Name of Small Business Issuer as specified in its charter)

                   DELAWARE                              94-3049219
         (State or other jurisdiction                 (I.R.S. employer
       of incorporation or organization)            identification number)

     3260 BLUME DRIVE SUITE 500, RICHMOND, CALIFORNIA 94806, (510) 262-1730
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         -------------------------------
                                 PAUL E. FREIMAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       NEUROBIOLOGICAL TECHNOLOGIES, INC.
                           3260 BLUME DRIVE SUITE 500
                           RICHMOND, CALIFORNIA 94806
                                 (510) 262-1730
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -------------------------------
                                   Copies to:
                               STEPHEN C. FERRUOLO
                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                        4250 EXECUTIVE SQUARE, 8TH FLOOR
                            SAN DIEGO, CA 92037-9103
                            TELEPHONE: (858) 450-8400
                            FACSIMILE: (858) 450-8499
                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after the effective date of this Registration Statement.

If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE     AGGREGATE PRICE PER     AGGREGATE OFFERING    REGISTRATION FEE
BE REGISTERED                            REGISTERED           SECURITY                  PRICE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001            1,200,000(1)         $6.46875(2)            $7,762,500(2)          $2,049.30(3)
=======================================================================================================================

(1) Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also relates to an aggregate of 8,039,580 shares of the Registrant's common stock included in Registration Statement No. 333-93859, as to which a filing fee of $6,431.00 previously was paid.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and ask price reported of the Registrant's common stock on the OTC Bulletin Board on June 2, 2000.

(3) Previously paid.

     THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT 333-38668 SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933 ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(c), MAY DETERMINE.

                             EXPLANATORY NOTES

     Pursuant to Rule 401(e) of the Securities Act of 1933, the Registrant is filing this post-effective amendment to Form SB-2 on Form S-3 to update the information contained in the Prospectus included in the Registrant's Registration Statement on Form SB-2, as amended (Registration Statement No. 333-38668).

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement also relates to 8,039,580 shares of the Registrant's common stock previously registered under Registration Statement No. 333-93859 and not sold. In the event any such previously registered shares of common stock are sold prior to the effective date of this Post-Effective Amendment, they will not be included in the prospectus contained in this Registration Statement.

PRELIMINARY PROSPECTUS


                       NEUROBIOLOGICAL TECHNOLOGIES, INC.


                        9,239,580 SHARES OF COMMON STOCK

                                  -------------

         These shares may be offered and sold from time to time by the stockholders of the Company identified in this prospectus. See "Selling Stockholders." Of the shares offered by this prospectus, 1,200,000 of the shares were acquired by the selling stockholders in our April 2000 financing, 5,434,700 of the shares were acquired by the selling stockholders in our November 1999 financing, and 2,173,880 of the shares are issued or issuable upon exercise of warrants to purchase common stock issued to the selling stockholders in the November 1999 financing. In addition, 431,000 shares are issuable upon exercise of warrants to purchase common stock issued to the placement agent in connection with our November 1999 financing.

         The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

         On October 2, 2000, Neurobiological Technologies, Inc. had 16,311,278 shares of common stock issued and outstanding. Our common stock trades on the Nasdaq SmallCap Market under the symbol "NTII". On October 2, 2000, the closing price for the common stock on the Nasdaq SmallCap Market was $7.88 per share.

         Our principal offices are located at 3260 Blume Drive Suite 500, Richmond, California, and our telephone number is (510) 262-1730.

                                  ------------

         Beginning on page 4, we have listed several "Risk Factors" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

                                  ------------

         Neither the Securities and Exchange Commission nor state regulatory authorities has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

                The date of this prospectus is October __, 2000

Subject to Completion
Dated October 12, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


About Neurobiological Technologies, Inc.................................................................1
Where You Can Find More Information.....................................................................2
Incorporation of Certain Documents by Reference.........................................................3
Special Note Regarding Forward-Looking Statements.......................................................3
Risk Factors............................................................................................4
Use of Proceeds.........................................................................................6
Selling Stockholders....................................................................................7
Plan of Distribution....................................................................................8
Legal Matters..........................................................................................10
Experts................................................................................................10


                  ---------------------------------------------


                    ABOUT NEUROBIOLOGICAL TECHNOLOGIES, INC.

         Neurobiological Technologies, Inc.-Registered Trademark- ("NTI" or "we") is an emerging drug development company focused on the clinical development and regulatory approval of neuroscience drugs. NTI is developing neuroprotective and neuromodulatory agents to treat progressive neurological impairments characteristic of various nervous system disorders, including diabetic neuropathy, brain cancer and AIDS Dementia Complex. Our strategy is to in-license and develop early-stage drug candidates that target major medical needs and that may be rapidly commercialized.

         We currently have two product candidates that have completed or are in Phase II human clinical testing. One of these, the orally-dosed compound Memantine, appears to restore the function of impaired neurons by modulating the NMDA receptor, integral to the membranes of such cells. In fiscal 2000, we completed a 421 patient placebo-controlled Phase IIB human clinical trial to evaluate the ability of Memantine to relieve chronic pain due to painful diabetic neuropathy. The 8-week trial compared two dosage levels of Memantine, 20mg and 40mg, with placebo. In the 40mg group, 44% of the patients experienced a 50% pain reduction, compared to 29% in the placebo group. There was no significant difference between the 20mg dose and the placebo. The results of the study were presented at the annual meeting of the American Academy of Neurology in May 2000.

         In April 2000, our marketing partner, Merz + Co. GmbH & Co. of Frankfurt, Germany, announced promising results in patients suffering from mild to moderate vascular dementia. Of a total of 900 patients investigated in two Phase III clinical trial studies, the Memantine treated patients showed significant improvements in cognitive abilities compared to the patients who received a placebo as demonstrated by two independent performance-based assessments.

         In February 2000, we announced that Merz had reported significant positive results from a U.S. Phase III trial of Memantine in patients with advanced Alzheimer's disease. This randomized, 6-month placebo-controlled, double-blind multicenter trial aimed at functional improvement of patients with moderate to severe Alzheimer's disease, enrolled 252 patients in the United States and was jointly managed by Quintiles CNS Therapeutics. These clinical trial results confirmed the findings of the Phase III clinical studies Merz conducted for registration requirements in Europe and the United States.

         The ability of Memantine to reduce symptoms of dementia and neuropathic pain in AIDS patients is currently being evaluated in a Phase II human clinical trial sponsored by the AIDS Clinical Trials Group of the National Institutes of Health. NTI is supplying Memantine for the trial and will have the right to use the resulting data to further the commercial development of Memantine for that indication.

         In April 1998, we entered into a strategic research and marketing cooperation agreement with Merz and a new revenue sharing partnership with Children's Medical Center Corporation to further the clinical development and commercialization of Memantine. NTI and Merz share scientific, clinical and regulatory information about Memantine, particularly safety data, to facilitate regulatory review and marketing approval by the FDA and foreign regulatory authorities. Pursuant to the agreement with Merz, NTI will share in future revenues from sales of Memantine for all indications.

         In June 2000, Merz entered into an agreement with Forest
Laboratories, Inc. for the development and marketing of Memantine in the United States for the treatment of Alzheimer's disease, neuropathic pain and AIDS-related dementia. Under our agreement with Merz, we expect to receive a share of the payments Forest Laboratories will be providing Merz.

         In August 2000, Merz entered into a strategic license and cooperation agreement with H. Lundbeck A/S, of Copenhagen, Denmark for the further development and marketing of Memantine for the treatment of Alzheimer's disease, neuropathic pain and AIDS-related dementia. Lundbeck will acquire exclusive rights to certain European markets and in Canada, Australia and South Africa and semi-exclusive rights to co-market with Merz in other markets worldwide, not including the United States and Japan. Japan is being developed by Merz's collaborative partner, Suntory Ltd. Under our agreement with Merz, we expect to receive a share of the payments Lundbeck will be providing Merz.

         We are also developing a second product, XERECEPT-TM-, a synthetic preparation of the natural human peptide Corticotropin-releasing factor
(hCRF). NTI sponsored and completed a Phase II human clinical trial to evaluate the efficacy of XERECEPT to stabilize or improve neurological symptoms caused by peritumoral brain edema (PBE). The results of this trial were presented at the annual meeting of the American Academy of Neurology in May 2000. In a randomized, double-blind, positive controlled, triple dummy, dose-ranging study in which two different doses of hCRF and a dexamethasone control group were compared, responders were found in the higher dose, 1mg hCRF group, compared to the dexamethasone control. No major safety concerns were identified in either of the hCRF groups. Since the number of patients enrolled was small (a total of 33 patients), no rigorous statistical analysis could be performed. The clinical study should be regarded as confirmatory but not definitive with regard to neurologic improvements that may be attained with XERECEPT in symptomatic brain tumor patients. We are currently having a new batch of XERECEPT made to initiate a Phase II trial.

         Since 1987 when NTI was founded, we have applied a majority of our resources to our research and development programs. We are a development stage company, we have not received any revenue from the sale of products, and we do not anticipate receiving any revenue from the sales of products in the near future. NTI has incurred losses since its inception and expects to incur substantial, increasing losses due to ongoing and planned research and development efforts.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including Neurobiological Technologies, Inc.) may be found.

         You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Neurobiological Technologies, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                           INCORPORATION OF CERTAIN
                            DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares:

     - Annual Report on Form 10-KSB for the year ended June 30, 2000.

     - Description of our capital stock contained in our Registration Statement on Form 8-A, filed on January 14, 1994 (file no. 0-23280).

          This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

                           Alice Byrd, Controller
                           Neurobiological Technologies, Inc.
                           3260 Blume Drive, Suite 500
                           Richmond, California 94806
                           (510) 262-1730


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


         Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" beginning on page 4 could affect such forward-looking statements and could cause actual results to differ materially from the statements made in this prospectus.

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN OUR SECURITIES. THESE FACTORS, AMONG OTHERS, MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS.

BECAUSE ALL OUR POTENTIAL PRODUCTS ARE IN CLINICAL DEVELOPMENT, WE MAY NOT DEVELOP A CANDIDATE PRODUCT THAT WILL RECEIVE REQUIRED REGULATORY APPROVAL OR BE SUCCESSFULLY COMMERCIALIZED.

         We are still in the development stage and have no marketable products. As a result, we have no revenues from product sales, and most of our resources are dedicated to the development of selected candidate pharmaceutical products. The results of our preclinical studies and early stage clinical trials are not necessarily indicative of those that will be obtained upon further clinical testing in later stage clinical trials. It is possible that none of our candidate products will receive regulatory approval or be successfully commercialized.

OUR POTENTIAL PRODUCTS ARE SUBJECT TO THE RISKS OF FAILURE INHERENT IN THE DEVELOPMENT OF PRODUCTS BASED ON NEW TECHNOLOGIES.

         Our potential products are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibility that the potential products may:

     -    be found to be unsafe, ineffective or toxic;

     -    fail to receive necessary regulatory clearances;

     - if approved, be difficult to manufacture on a large scale or uneconomical to market;

     - be precluded from marketing by us due to the proprietary rights of third parties; and

     - not be successful because third parties market or may market superior or equivalent products.

         Further, our development activities may not result in any commercially viable products. We do not expect to be able to commercialize any products for a number of years, if at all.

WE ARE DEPENDENT ON MERZ AND ITS MARKETING PARTNERS, FOREST LABORATORIES, INC. AND H. LUNDBECK A/S, FOR THE SUCCESSFUL COMMERCIALIZATION OF MEMANTINE.

         The only revenues that we will receive in the future for Memantine are royalties on product sales by Merz or its marketing partners and our share of front-end and milestone payments received by Merz from its partners, Forest Laboratories, Inc. and H. Lundbeck A/S. Under certain circumstances, Merz can terminate its agreement with us upon six months notice. The termination of our agreement with Merz or any failure by Merz or its partners to successfully commercialize Memantine after its development would have a material adverse effect on our business, financial conditions and results of operations.

WE HAVE RELIED AND WILL CONTINUE TO RELY ON OTHERS FOR RESEARCH, DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF OUR POTENTIAL PRODUCTS.

         We have entered into various contractual arrangements (many of which are non-exclusive) with consultants, academic collaborators, licensors, licensees and others, and we are dependent upon the level of commitment and subsequent success of these outside parties in performing their responsibilities. Certain of these agreements place significant responsibility for preclinical testing and human clinical trials and for preparing and submitting submissions for regulatory approval for potential products on the collaborator, licensor or contractor. If the collaborator, licensor or contractor fails to perform, our business, financial conditions and results may be adversely affected.

         We have also relied on scientific, mechanical, clinical, commercial and other data supplied and disclosed by others in entering into these agreements. We have relied on this data in support of applications for human clinical trials for our potential products. Although we have no reason to believe that this information contains errors or omissions of fact, it is possible that there are errors or omissions of fact that would change materially to our view of the future likelihood of FDA approval or commercial viability of these potential products.

         We have agreements and licenses with third parties that require us to pay royalties and make other payments to such parties. Our failure to make such payments could cause us to lose rights to technology or data under these agreements.

CLINICAL TRIALS OR MARKETING OF ANY OF OUR POTENTIAL PRODUCTS MAY EXPOSE US TO LIABILITY CLAIMS FROM THE USE OF SUCH PRODUCTS WHICH OUR INSURANCE MAY NOT COVER.

         We currently have a limited amount of product liability insurance only to cover liabilities arising from clinical trials. It is possible that our current insurance may not be adequate to cover liabilities arising from our clinical trials.

         Our current product liability insurance does not cover commercial sales of products. We can not be sure that we will be able to obtain product liability insurance covering commercial sales or, if such insurance is obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain insurance at acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit commercialization of any products we develop.

FURTHER REDUCTIONS IN OUR STAFF MIGHT DELAY THE ACHIEVEMENT OF PLANNED DEVELOPMENT OBJECTIVES.

         Each person currently employed by us serves an essential function. We currently employ five persons full-time and five persons part-time. Any further reduction in force could impair our ability to manage ongoing clinical trials and may have a material adverse effect on our operations.

THE MARKET PRICE OF THE SHARES OF OUR COMMON STOCK HAS BEEN, AND IS LIKELY TO CONTINUE TO BE, HIGHLY VOLATILE.

         The average daily trading volume of our common stock during fiscal 2000 has been low compared to that of other biopharmaceutical companies. Our common stock was delisted from The Nasdaq Stock Market in February 1998 because we failed to meet the financial conditions necessary to remain listed. In July 2000 we were approved for listing on The Nasdaq SmallCap Market. However, there can be no assurance that we will continue to qualify for listing on that market.

         Factors  that may cause volatility in our stock price include:

         - the results of preclinical studies and clinical trials by NTI, Merz or its marketing partners or our competitors;

         - other evidence of the safety or efficacy of products of NTI, Merz or its marketing partners or our competitors;

         - announcements of technological innovations or new therapeutic products by us or our competitors;

         - developments in patent or other proprietary rights of NTI or our competitors, including litigation;

         -        fluctuations in our operating results;

         -        government regulation and health care legislation; and

         - market conditions for life science companies' stocks in general.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of NTI's common stock by the selling stockholders as of October 2, 2000.


                                               Common Stock                                          Common Stock
                                            Beneficially Owned                                    Beneficially Owned
                                           Prior to Offering(1)                                    After Offering(1)
                                   -------------------------------------                        -----------------------
                                                   Number of
                                                Shares Issuable
                                    Number of      within 60
                                   Outstanding  Days of October 2,            Shares Offered
             Holder                   Shares          2000(2)       Percent     in Offering       Number       Percent
------------------------------     -----------  -----------------   -------   --------------    ----------    ---------

Active Site Partners...........      62,500          25,000            *             87,500            --          *

Apollo Medical Partners........     124,500              --            *             87,500        37,000          *

Aries Domestic Fund, LP........     355,872         141,100            3.0          493,850         3,122          *

Aries Domestic Fund II, LP.....      28,348          11,000            *             38,500           848          *

Aries Master Fund..............     875,280         347,900            7.3        1,217,650         5,530          *

Larry R. Baer..................      25,000          10,000            *             35,000            --          *

CAM Co.........................      25,000              --            *             25,000            --          *

Christopher H. Berg Revocable
Trust dated 3/28/95............      98,498              --            *             98,498            --          *

Mark Berger....................     100,000          40,000            *            140,000            --          *

Bestley Holdings, Ltd..........     125,000          50,000            1.1          175,000            --          *

Donald L. Blumenthal 1983
Revocable Trust................       8,000              --            *              8,000            --          *

Donald S. Brown................      75,000          30,000            *            105,000            --          *

Alan R. Brudos.................      16,395          16,500            *              8,750        24,145          *

James Buckley Jr...............      93,982          62,500            *             43,750       112,732          *

Edna Caden Budde Trust U/A
dated 4/30/86..................      62,500          25,000            *             87,500            --          *

Cape 1998 Trust................      75,990          96,071            1.1           87,500        84,561          *

John M. de Castro, Ph.D........      59,700          23,880            *             83,580            --          *

Clarion Capital Corporation....     187,500          75,000            1.6          262,500            --          *

Clarion Offshore Fund Ltd......      67,500          27,000            *             94,500            --          *

Clarion Partners, LP...........     182,500          73,000            1.6          255,500            --          *

Clipperbay & Co................     900,000              --            5.5          900,000            --          *

Abraham E. Cohen IRA(3)........     269,837         406,554            4.1          175,000       501,391        3.0

The Eliot Trust dated
2/27/87(4) ....................      27,544          59,116            *              8,750        77,910          *

Charles B. Engelberg, M.D......          --         431,000            2.6          431,000            --          *

Claire Engelberg...............      62,500          25,000            *             87,500            --          *

Hyman Fein.....................      35,000              --            *             35,000            --          *

Joseph and Bonnie Fein.........       5,000              --            *              5,000            --          *

Herbert C.V. Feinstein.........      31,250          12,500            *             43,750            --          *

Jacob and Gloria Feinstein
Trust dated 9/18/92............      62,500          25,000            *             87,500            --          *

Joseph Feinstein...............      62,500          25,000            *             87,500            --          *

Allan Fishbein, M.D............     125,000          50,000            1.1          175,000            --          *

Richard J. Gaston..............      62,500          25,000            *             87,500            --          *

Michael M. Goldberg............      15,000              --            *             15,000            --          *

Kenneth Greif..................     100,000              --            *            100,000            --          *

John R. Hillsman...............      62,500          25,000            *             87,500            --          *

Jupiter Partners...............     306,715         172,500            2.9          113,750       365,465        2.2

Leon Kaplan....................      37,500          15,000            *             52,500            --          *

Daniel S. Katz IRA.............     163,415              --            1.0          163,415            --          *

Robert L. Koch & Cori L. Pace
U/A dated 6/4/93...............      62,500          25,000            *             87,500            --          *

Robert W. Ledoux...............      15,011          21,500            *              8,750        27,761          *

Victor S. Lee..................     312,500         125,000            2.7          437,500            --          *

Martin Markovits...............      20,000              --            *             20,000            --          *

Marksman Partners, LP..........     120,000          40,000            *            140,000        20,000          *

Joyce McDermott................     250,000         100,000            2.1          350,000            --          *

Molumphy Capitol Management
Profit Sharing Plan............      37,593          53,000            *             17,500        73,093          *

Leonard O. Oppenheim & Dena G.
Oppenheim......................      97,349              --            *             97,349            --          *

William A. Van Orsdel 1998
Trust..........................      50,000              --            *             50,000            --          *

Jeffrey R. Parker..............       5,000              --            *              5,000            --          *

Patriot Group, LP..............      75,000          30,000            *            105,000            --          *

Prudent Bear Fund, Inc.........     437,500         175,000            3.7          612,500            --          *

Qureishi 1998 Family Trust.....     225,251              --            1.4          225,251            --          *

Arthur Rock....................     749,926         936,071           10.1          350,000     1,335,997        8.2

Dr. Henri van de Sand..........      30,000          12,000            *             42,000            --          *

Charles L. Shreves.............      42,500          33,000            *             17,500        58,000          *

Abraham D. Sofaer & Marian
Scheurer Sofaer(5).............     277,927         391,504            4.1          175,000       494,431        3.0

Frank J. Soriano...............      14,018           4,000            *             14,000         4,018          *

John B. & Jane K. Stuppin
Trust dated 3/11/91(6).........     659,181         106,250            4.7          140,000       625,431        3.8

Robert R. Tufts & Joyce A.
Tufts, Trustees U/A dated
9/18/97 .......................     297,143          50,000            2.1           49,000       298,143        1.8

Robert M. Winokur..............      31,250         152,500            1.1           43,750       140,000          *

Ashford D. Wood................      89,458          94,000            1.1           35,000       148,458          *

Phelps M. Wood.................      87,055          12,500            *             43,750        55,805          *

----------------------------------------------------------------------
* Less than 1%.

(1) Applicable percentage of ownership is based on 16,311,278 shares of common stock outstanding as of October 2, 2000.
(2) Includes number of shares issuable upon exercise of common stock purchase warrants exercisable within 60 days of October 2, 2000 and assumes that no other person has exercised any outstanding warrants or options nor converted any Series A Preferred Stock.
(3) Mr. Cohen is a director of NTI.
(4) Theodore L. Eliot Jr., Trustee of the Eliot Trust 2/27/87, is a director of NTI and may be deemed to have a beneficial interest in the shares held by the Eliot Trust.
(5) Mr. Sofaer is a director of NTI.
(6) John B. Stuppin, Trustee of John B. Stuppin and Jane K. Stuppin UTD dated March 11, 1991, is a director of NTI and may be deemed to have a beneficial interest in the shares held by the trust. In addition, Mr. Stuppin directly holds 1,000 shares of NTI and his wife, Jane K. Stuppin, holds 500 shares in which Mr. Stuppin may be deemed to have a beneficial interest.

                              PLAN OF DISTRIBUTION

         The selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors, may offer their shares from time to time in one or more of the following transactions:

- on the Nasdaq SmallCap Market or any other exchange or quotation service on which the shares may be listed or quoted in the future;
-    in the over-the-counter market;
-    in negotiated transactions; or
-    a combination of such methods of sale.

         The selling stockholders may sell the shares at the following prices:

-    at market prices prevailing at the time of sale;
-    at prices related to such prevailing prices; or
-    at negotiated prices,

and may use the shares to cover short positions previously established. The selling stockholders may use broker-dealers to sell the shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

         Selling holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of shares of common stock and deliver shares of common stock shares to close out such short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares.

         The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares received by the selling stockholders less any discounts and commissions. The selling stockholders reserve the right to accept and, together with their agents, to reject, any proposed purchase of shares to be made directly or through agents. NTI will not receive any of the proceeds from this offering.

         The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration.

         Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution may be "underwriters" within the meaning of the Securities Act of 1933. Any discounts or commissions received by these broker-dealers and any profits realized on the resale of shares by them may be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify these broker-dealers against certain liabilities, including liabilities under the Securities Act of 1933. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and may purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may resell the shares from time to time in the manner described above, and may pay to, or receive from, the purchasers' commissions computed as described above.

         Under the rules and regulations of the SEC, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to NTI common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that Act which may limit the timing of purchases and sales of shares of NTI's common stock by the selling stockholders. The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. We are registering the shares offered in this prospectus in accordance with our contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered by this prospectus.

         If required, the specific shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registation statement of which this prospectus is a part.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for NTI by Heller Ehrman White & McAuliffe LLP, San Diego, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-KSB for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee. All expenses will be paid by NTI.

Securities and Exchange Commission
   Registration Fee................................    $  2,049
Legal fees and expenses............................    $ 25,000
Printing and engraving expenses....................    $ 10,000
Accounting fees and expenses.......................    $ 20,000
Miscellaneous .....................................    $  2,951

         TOTAL: ...................................    $ 60,000
                                                       ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. Article VIII, Sections A, B and C of the registrant's Restated Certificate of Incorporation provide as follows:

         "A. NO PERSONAL LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (a) for any breach of the director's duty to loyalty to the Corporation and its stockholders; (b) for act or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

         B. INDEMNIFICATION. Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the second paragraph hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         If a claim under the first paragraph of this section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

         The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         C. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

         In addition, Article V of the registrant's Bylaws provides as follows:

         "Section 1. ACTIONS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 4 of this Article V, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. Subject to
Section 4 of this Article V, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         Section 3. SUCCESS ON THE MERITS. To the extent that any person described in Section 1 or 2 of this Article V has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 4. SPECIFIC AUTHORIZATION. Any indemnification under Section 1 or 2 of this Article V (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 or 2, as the case may be, of this Article V. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the corporation.

         Section 5. ADVANCE PAYMENT. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the manner provided for in Section 4 of this Article V upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount unless it shall ultimately be determined that he is entitled to indemnification by the corporation as authorized in this Article V.

         Section 6. NON-EXCLUSIVITY. The indemnification and advancement of expenses provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that any repeal or amendment of any of the provisions of this Article V shall not adversely affect any right or protection of any indemnitee existing at the time of such repeal or amendment.

         Section 7. INSURANCE. The board of directors may authorize, by a vote of the majority of the full board, the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article V.

         Section 8. SEVERABILITY. If any word, clause or provision of this
Article V or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

         Section 9. INTENT OF ARTICLE. The intent of this Article V is to provide for indemnification to the fullest extent not prohibited by section 145 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this
Article V shall be amended automatically and construed so as to permit indemnification to the fullest extent from time to time not prohibited by law."

ITEM 16. EXHIBITS

  EXHIBIT                               DESCRIPTION
------------- ------------------------------------------------------------------
    3.1       Certificate of Incorporation*
    3.2       By-Laws*
    5         Opinion of Heller, Ehrman, White & McAuliffe LLP*
   10         Form of Subscription Agreement*
   23.1       Consent of Heller, Ehrman, White & McAuliffe LLP (filed as part of
              Exhibit 5)*
   23.2       Consent of Ernst & Young LLP, Independent Auditors
   24         Powers of Attorney*


-------------------
* Previously filed.

ITEM 17. UNDERTAKINGS

         A.  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California, on this 12th day of October, 2000.

                                   NEUROBIOLOGICAL TECHNOLOGIES, INC.


                                   By: /s/ Paul E. Freiman
                                       -------------------------------------
                                       Paul E. Freiman
                                       President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



 /s/ Paul E. Freiman                              President, Chief Executive Officer (Principal     October 12, 2000
-----------------------------------------         Executive and Principal Financial Officer and
Paul E. Freiman                                   Principal Accounting Officer) and Director


              *                                   Chairman of the Board                             October 12, 2000
-----------------------------------------
Abraham E. Cohen


              *                                   Director                                          October 12, 2000
-----------------------------------------
Enoch Callaway


              *                                   Director                                          October 12, 2000
-----------------------------------------
Theodore L. Eliot, Jr.


              *                                   Director                                          October 12, 2000
-----------------------------------------
Abraham D. Sofaer


              *                                   Director                                          October 12, 2000
-----------------------------------------
John B. Stuppin


* By /s/ Paul E. Freiman
-----------------------------------------
Paul E. Freiman, Attorney-in-fact


                                EXHIBIT INDEX


  EXHIBIT                               DESCRIPTION
------------- ------------------------------------------------------------------
    3.1       Certificate of Incorporation*
    3.2       By-Laws*
    5         Opinion of Heller, Ehrman, White & McAuliffe LLP*
   10         Form of Subscription Agreement*
   23.1       Consent of Heller, Ehrman, White & McAuliffe LLP (filed as part of
              Exhibit 5)*
   23.2       Consent of Ernst & Young LLP, Independent Auditors
   24         Powers of Attorney*


-------------------
* Previously filed.